Exhibit 99.1
                      Press Release Dated October 17, 2003



                                  NEWS RELEASE
                                October 17, 2003

         FARMERS CAPITAL BANK CORPORATION ANNOUNCES NINE MONTHS EARNINGS


Frankfort, Kentucky - Farmers Capital Bank Corporation reported net income of $10,520,000 for the nine months ended September 30, 2003, a decrease of $104,000 or 1.0% compared to $10,624,000 reported for the nine months ended September 30, 2002. Basic and diluted net income per share were $1.56 and $1.55, respectively, for the current nine month period. This represents an increase of $.02 or 1.3% on both a basic and diluted basis. The per share earnings increase is a result of fewer common shares outstanding attributed to the Company's share buy back program. For the three months ended September 30, 2003, net income was $3,901,000, an increase of $375,000 or 10.6% compared to $3,526,000 for the same period in 2002. On a basic and diluted per share basis, net income was $0.58 for the current three months ended September 30, 2003, an increase of $.07 or 13.7% compared to the prior year.

A decrease in net interest income had a significant effect on net income in each of the reporting periods presented. Net interest income decreased $838,000 or 8.2% and $1,636,000 or 5.4% in the current three and nine months, respectively, compared to the same periods in 2002. Net interest income for the current quarter and nine month periods declined mainly as a result of continued declines in the overall market interest rate environment. Interest rates earned on earning assets have declined more rapidly than the interest rates paid on interest paying liabilities since many of the Company's funding sources, particularly deposits, have approached their repricing floors.

The provision for loan losses decreased $227,000 or 26.1% and $600,000 or 30.3% in the three and nine month periods ended September 30, 2003. The improvement in the provision for loan losses is attributed to changes in the general risk characteristics of the Company's entire loan portfolio from the previous periods and cannot be attributed directly to any particular individual credit.

Total noninterest income increased $810,000 or 18.7% and $1,192,000 or 9.5% in the three and nine month comparisons. Income from the purchase of company-owned life insurance, instituted in the first quarter of 2003 to offset the rising costs of the Company's employee benefit plans, totaled $416,000 and $1,089,000 for the current three and nine months. Securities gains increased $382,000 in the current three month comparison while a decline of $467,000 was reported in the nine month comparison. Gains on the sale of mortgage loans increased $136,000 and $463,000 in the three and nine month comparisons as the low interest rate environment continued to fuel the Company's secondary market mortgage loan originations.

Total noninterest expenses increased $166,000 or 1.8% and $1,045,000 or 3.9% in the three and nine month comparisons. Noninterest expenses increased primarily due to an increase in salaries and employee benefits of $155,000 or 3.1% for the current three months and $485,000 or 3.2% for the current nine months. These increases mainly represent employee benefits and normal salary increases. A decline in correspondent banking fees of $172,000 favorably impacted noninterest expenses in the three month comparison while an increase in correspondent banking fees totaling $104,000 contributed to the increase in the nine month comparison. Other operating expenses generally increased in the comparisons, including depreciation increases of $86,000 or 12.7% and $110,000 or 5.1% in the three and nine month periods and bank franchise taxes of $22,000 or 7.1% and $74,000 or 8.0% in the three and nine month periods. The effective income tax rate declined 740 basis points to 17.56% and 420 basis points to 21.06% for the three and nine months ended September 30, 2003 compared to the same periods a year earlier. The decrease in the effective income tax rate is due primarily to lower gross income, an increased amount of credits derived from qualified zone academy bonds, and the addition of nontaxable income accrued from the increase in cash surrender value on company-owned life insurance purchased on key employees.

Farmers Capital Bank Corporation is a financial holding company headquartered in
Frankfort, Kentucky. The Company operates 23 banking locations in 13 communities throughout  Kentucky,  a leasing  company,  a data  processing  company,  and an insurance company.  Its stock is publicly traded on the National  Association of
Securities  Dealers  Automated  Quotation System (NASDAQ)  SmallCap Market tier, under the symbol: FFKT.
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
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands except per share data)
----------------------------------------------------------------------------------------------------------------------------
                                                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                      SEPTEMBER 30,
                                                                  2003               2002             2003             2002
----------------------------------------------------------------------------------------------------------------------------
Interest income                                              $  14,189          $  16,642      $    44,054      $    50,145
Interest expense                                                 4,757              6,372           15,329           19,784
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   Net interest income                                           9,432             10,270           28,725           30,361
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Provision for loan losses                                          642                869            1,378            1,978
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   Net interest income after provision  for loan losses          8,790              9,401           27,347           28,383
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Noninterest income                                               5,151              4,341           13,795           12,603
Noninterest expenses                                             9,209              9,043           27,816           26,771
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   Income before income tax expense                              4,732              4,699           13,326           14,215
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Income tax expense                                                 831              1,173            2,806            3,591
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   Net income                                                 $  3,901          $   3,526      $    10,520      $    10,624
----------------------------------------------------------------------------------------------------------------------------

Per common share:
Net income - basic                                            $   0.58          $    0.51      $      1.56      $      1.54
Net income - diluted                                              0.58               0.51             1.55 1           1.53
Cash dividend declared                                            0.32               0.31             0.96             0.93

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Cash and cash equivalents                                                                      $   135,959      $   242,324
Investment securities                                                                              340,122          293,934
Loans, net of allowance of $11,127 (2003) and $11,618 (2002)                                       728,171          708,706
Other assets                                                                                        63,649           38,177
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Total assets                                                                                   $ 1,267,901      $ 1,283,141
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Deposits                                                                                       $ 1,010,886      $   986,375
Federal funds purchased and securities sold under
   agreements to repurchase                                                                         64,230          112,560
Other borrowings                                                                                    57,765           45,382
Other liabilities                                                                                    9,820           11,020
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Total liabilities                                                                                1,142,701        1,155,337
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Shareholders' equity                                                                               125,200          127,804
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Total liabilities and shareholders' equity                                                     $ 1,267,901      $ 1,283,141
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End of period book value per share2                                                            $     18.66      $     18.68
End of period share value                                                                            32.48            33.37
End of period dividend yield3                                                                         3.94%            3.71%

AVERAGES FOR THE NINE MONTHS ENDED SEPTEMBER 30,                                                      2003             2002
----------------------------------------------------------------------------------------------------------------------------
Assets                                                                                         $ 1,243,874      $ 1,203,211
Deposits                                                                                           972,853          932,284
Loans, net of unearned interest                                                                    739,505          696,679
Shareholders' equity                                                                               124,760          124,433

Weighted average shares outstanding - basic                                                          6,733            6,880
Weighted average shares outstanding - diluted                                                        6,773            6,925

Return on average assets                                                                              1.13%            1.18%
Return on average equity                                                                             11.27%           11.42%
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1The sum of diluted  earnings  per common  share of each of the quarters in 2003 does not add to the year-to-date figure reported due to rounding.
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared divided by the end of period share value.
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